State of Delaware
Secretary of State
Division of Corporations
Delivered 11:18 AM 04/19/2010
FILED 11:18 AM 04/19/2010
SRV 100396013 - 4013279 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
SUPER LUCK, INC.
a Delaware corporation

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That pursuant to a unanimous consent in lieu of a meeting of the Board of Directors of Super Luck, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and submitting such amendment to the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the First Article, so that, as amended, said Article shall be and read as follows:

"FIRST: The name of this Corporation is Beijing Century Health Medical, Inc.,"

SECOND: That thereafter, pursuant to a written consent of the stockholders of the corporation in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware the necessary number of shares as required by statute voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of April, 2010

By: /s/ Wilson Kin Cheung
Chief Executive Officer